UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 17, 2007
A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio		44333

(Address of principal executive offices)		(Zip Code)
(330) 666-3751

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     On December 17, 2007, A. Schulman, Inc. (the “Company”) entered into an employment agreement with Joseph M. Gingo (the “Agreement”) pursuant to which the Company has retained him to serve as its President and Chief Executive Officer, commencing January 1, 2008. If Mr. Gingo is elected at the Company’s 2007 annual meeting of stockholders (the “Annual Meeting”), the Board of Directors has agreed to elect him to the position of Chairman of the Board of Directors.
     Mr. Gingo will succeed Terry L. Haines, who has served as President and Chief Executive Officer of the Company since 1991 and Chairman of the Board since 2006. Mr. Haines will retire from his positions as President and Chief Executive Officer, as of December 31, 2007, and he will not seek re-election to the Board of Directors at the Annual Meeting. It is expected that the Company and Mr. Haines will agree on a transition agreement on or before December 31, 2007.
     Mr. Gingo, age 62, previously served as Executive Vice President of Quality Systems and Chief Technical Officer of The Goodyear Tire & Rubber Company since 2003. Mr. Gingo initially joined Goodyear in 1966 and has served in a variety of technical and executive level positions over the span of more than 40 years of employment with Goodyear, including as Senior Vice President of Technology and Global Products Planning and Vice President and General Manager for Engineered Products. In addition to his service with Goodyear, Mr. Gingo has also served as a member of the Company’s Board of Directors since 2000. Mr. Gingo earned his Bachelors degree in chemical engineering from Case Institute of Technology (Case Western Reserve University) in 1966, a law degree from The University of Akron in 1971 and a Master’s degree in business management from the Massachusetts Institute of Technology in 1983.
     The terms of Mr. Gingo’s employment with the Company are set forth in the Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein. The following is a brief description of the terms of the Agreement, which description is qualified in its entirety be reference to the full text of the Agreement.
•	The term of the Agreement commences the date Mr. Gingo begins his employment with the Company, January 1, 2008, and ends on December 31, 2010.

•	Pursuant to the Agreement, Mr. Gingo is entitled to an initial base salary of $700,000, which may be increased during the term of the Agreement at the discretion of the Board of Directors.

•	Mr. Gingo will be eligible for participation in the Company’s bonus program for senior executives. The target level for Mr. Gingo under the Company’s bonus program will have an initial target level of 70 percent, with leverage ranging from zero to 150 percent based upon performance metrics to be established by Mr. Gingo and the Compensation Committee and approved by the Board of Directors.

•	Upon commencement of employment, Mr. Gingo will receive a lump sum payment of $750,000 and he will be entitled to receive additional lump sum cash payments of $250,000 on January 1, 2009, January 1, 2010 and December 31, 2010, subject to his continued employment. In the event that Mr. Gingo’s employment is terminated for any reason other than termination for Cause (as defined in the Agreement) by the Company or voluntary resignation by the Mr. Gingo, each remaining unpaid cash bonus will become immediately due and payable.
•	In addition, Mr. Gingo will also be entitled to receive Performance Based Restricted Stock Units (“RSUs”) totaling $1.5 million in initial grant value. The RSUs will be issued on the dates and in the amounts as follows:
▪	January 10, 2008 — $333,000 in value of RSUs;

▪	January 10, 2009 — $500,000 of RSUs; (“RSU Award 2”); and

▪	January 10, 2010 — $667,000 of RSUs. (“RSU Award 3”).
In the event of termination of Mr. Gingo’s employment: (i) without Cause or for Good Reason following a Change in Control (each as defined in the Agreement; (ii) due to Resignation for Cause (as defined in Section 4.2 of the Agreement), or (iii) without Cause prior to a Change in Control, and either or both RSU Award 2 or RSU Award 3 has not been issued, then Mr. Gingo will be paid an amount equal to the aggregate initial share grant value of the RSU award(s) not yet granted within ninety (90) days of the Date of Termination.
•	Each year during the term of the Agreement, Mr. Gingo will be entitled to receive an award of performance-based restricted shares of common stock as long-term incentive compensation under the Company’s 2006 Incentive Plan based on a target grant value of 200% of Mr. Gingo’s base salary, with vesting based upon performance metrics to be agreed upon by the Compensation Committee of the Board of Directors and Mr. Gingo, and approved by the full Board of Directors.

•	Mr. Gingo will receive the fringe benefits made generally available to the Company’s executives (including, without limitation, the use of a company car, cellular telephone/pager, laptop computer and printer) in accordance with Company policies and will be eligible to participate in all other employee compensation and benefit plans available generally to executives of the Company at a level appropriate for his position.

•	Upon termination of the Agreement, Mr. Gingo will be entitled to receive different benefits depending upon whether such termination is by the Company, with or without Cause, by Mr. Gingo with or without Good Reason (as defined in the Agreement), following a Change in Control or by reason of his death or disability.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

Exhibit Number	Description
99.1	Employment Agreement, dated December 17, 2007, by and between the Company and Joseph M. Gingo.
Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
A. Schulman, Inc.

By:	/s/ Paul F. DeSantis
Paul F. DeSantis
Chief Financial Officer, Vice President and Treasurer

Date: December 18, 2007